Exhibit 23.1

ACSBAcquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	1 Penn Plaza
Iselin, New Jersey 08830
732.855.9600	New York, NY 10119
Fax: 732.855.9559	212.786.7510
www.acsbco.com

Board of Directors
2112 64TH Avenue
Oakland Gardens, N.Y. 11362

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the foregoing Registration Statement on Form S-1 our report on China Pharmaceuticals Inc., dated April 20, 2010, relating to the financial statements of China Pharmaceuticals, Inc. as of December 31, 2009 and for the year then ended. We also consent to the reference to our firm under the caption "Experts".

Respectfully submitted,

/s/Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
New York, N.Y.
July 20, 2010

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